Exhibit 99.1

FOR IMMEDIATE RELEASE	CROSSFIRST BANKSHARES, INC. CONTACT:
April 22, 2021	Matt Needham, Investor Relations/Media Contact
(913) 312-6822
https://investors.crossfirstbankshares.com

CrossFirst Bankshares, Inc. Reports First Quarter 2021 Results

First Quarter 2021 Key Financial Performance Metrics

Net Income	Diluted EPS	PTPP	Net Interest Margin (FTE)	Efficiency Ratio	Book Value per Common Share
$12.0 million	$0.23	$22.4 million	3.00%	50.41%	$12.17

LEAWOOD, Kan., April 22, 2021 (GLOBE NEWSWIRE) -- CrossFirst Bankshares, Inc. (Nasdaq: CFB), the bank holding company for CrossFirst Bank, today reported its results for the first quarter of 2021, including net income of $12.0 million, or $0.23 per diluted share.

CEO Commentary:
"I am extremely proud of our team's effort as we posted our highest quarterly net income to date for the first quarter, despite still having elevated provisioning and additional margin compression from persistently low interest rates," said CrossFirst’s CEO and President Mike Maddox. "The Company's performance was impacted by continued organic growth and enhanced by the efficiency initiatives we implemented in 2020, which contributed to generating positive operating revenue growth and our highest quarterly pre-tax, pre-provision profits to date for the first quarter. Our asset quality and related metrics continued to trend in the right direction as a result of the economic recovery, additional fiscal stimulus, regulatory relief, and stronger energy prices."

2021 First Quarter Highlights:
•$6.0 billion of assets with 12% operating revenue growth compared to the first quarter of 2020
•Pre-tax, pre-provision profit (PTPP), a non-GAAP financial measure, of $22.4 million for the first quarter, or an increase of 24%, compared to $18.1 million reported in the first quarter of 2020
•Efficiency ratio of 50.41% for the first quarter of 2021 and a non-GAAP core efficiency ratio of 49.64% after adjusting for nonrecurring or non-core items and tax equivalent interest
•$68 million of loan growth from the previous quarter and $512 million or 13% from same quarter last year
•$357 million of deposit growth from the previous quarter and $1.1 billion or 27% from same quarter last year
•Book value per share of $12.17 at March 31, 2021 compared to $11.75 at March 31, 2020

	Quarter-to-Date
	March 31,
(Dollars in millions except per share data)	2020	2021

Operating revenue(1)	$40.3	$45.3
Net income	$3.9	$12.0
Diluted earnings per share	$0.07	$0.23
Return on average assets	0.31%	0.84%
Return on average common equity	2.53%	7.80%
Non-GAAP return on average tangible common equity(2)	2.56%	7.80%
Net interest margin	3.19%	2.95%
Net interest margin, fully tax-equivalent(3)	3.24%	3.00%
Efficiency ratio	55.10%	50.41%
Non-GAAP core operating efficiency ratio, fully tax-equivalent(2)(3)	54.17%	49.64%
(1) Net interest income plus non-interest income.
(2) Represents a non-GAAP measure. See "Table 5. Non-GAAP Financial Measures" for a reconciliation of this measure.
(3) Tax exempt income is calculated on a tax-equivalent basis. Tax-free municipal securities are exempt from federal income taxes. The incremental federal income tax rate used is 21.0%.

CROSSFIRST BANKSHARES, INC.

COVID-19 Update
The COVID-19 pandemic has created economic uncertainty and negatively impacted most of our customers in some capacity. During the first quarter of 2021, we continued to operate in accordance with our comprehensive pandemic plan, which includes social distancing measures for customers and employee interactions. In addition, the Company has continued to support key regulatory relief programs for customers, increased provisions for loan losses, increased monitoring of key loan portfolio segments, modified loans, and elevated its risk management activities. Our branch-lite strategy, technology, and relationship banking model, have allowed us to effectively operate through the pandemic, work remotely, and provide us with the agility to effectively serve our customers when they need it most. The Company continues to assess and monitor the COVID-19 pandemic and federal, state, and local requirements. The Company reopened its lobbies to the public on March 1, 2021, and its offices for employees on April 5, 2021, but remains flexible to respond to possible changes to federal, state and local requirements in the event of the COVID-19 pandemic's resurgence.
Coronavirus Aid, Relief, and Economic Security Act (CARES Act) Programs
CrossFirst is committed to helping our local businesses and the communities that we serve during these extremely challenging times and will continue to help customers access regulatory relief and other programs. As of March 31, 2021, the Company retained $336 million in loans produced through the Paycheck Protection Program ("PPP") and has been working through the forgiveness process for those loans with the Small Business Administration ("SBA"). During the the first quarter of 2021, the Company made $111 million of new PPP loans as new governmental assistance was allocated for a second round of funding.
In addition to PPP, we granted loan modifications and 90/180 day payment deferrals for many customers who have requested additional relief. As of March 31, 2021, the Company had less than 2% of its assets in loans with modified payments related to COVID-19 on its balance sheet. Most modifications that remain on the balance sheet are in industries such as hospitality, entertainment, travel or other recreational activities directly impacted from the lockdowns. The Company has elected to use guidance under the CARES Act (as extended by the Consolidated Appropriations Act, 2021) to suspend GAAP principles that would otherwise require evaluation as to whether these modified loans constitute troubled debt restructurings. The Company currently expects most of these modified loans to return to normal payment structures, but uncertainty regarding the short-term and long-term effects of the COVID-19 pandemic remain, and these uncertainties may require the Company to (i) continue downgrading loans previously modified, which may increase our allowance for loan loss, (ii) reverse interest income previously recognized but not received, or (iii) charge-off portions of the loans. The Company will continue to implement additional governmental assistance programs as more details become available.
Income from Operations
Net Interest Income
The Company produced interest income of $48.2 million for the first quarter of 2021, a decrease of 11% from the first quarter of 2020 and a decrease of 3% from the previous quarter. Interest income was down from the first quarter of 2020 primarily due to the impact of lower market interest rates and increased competition for loans, which led to lower loan and bond yields. Average earning assets totaled $5.7 billion for the first quarter of 2021, an increase of $829 million or 17% from the same quarter in 2020. The tax-equivalent yield on earning assets declined from 3.71% to 3.50% during the first quarter of 2021, and was down from 4.57% recorded in the first quarter of 2020, primarily due to the movement of variable rate assets indexed to lower market rates.
Interest expense for the first quarter of 2021 was $7.0 million, or 56% lower than the first quarter of 2020 and 12% lower than the previous quarter. While average interest-bearing deposits increased to $4.1 billion in the first quarter of 2021, or a 21% increase from the previous quarter, overall interest expense on interest-bearing deposits continued to decline as a result of repricing and lower market interest rates. Non-deposit funding costs for the first quarter of 2021 increased to 1.79%, while overall cost of funds for the quarter was 0.56%, compared to 0.65% for the fourth quarter of 2020.

Tax-equivalent net interest margin decreased to 3.00% in the the current quarter, from 3.12% in the previous quarter, and declined from 3.24% in the same quarter in 2020, reflecting the repricing impact of the lower rate environment, changes in macroeconomic conditions, lower loan yields from new loans and an increase in cash balances during the first quarter of 2021. During the first quarter of 2021, CrossFirst realized $2.4 million in fees from holding $336 million of PPP loans, which yielded 4.17% for the quarter, and the Company will continue to recognize these fees over the life of the loans or as the loans are forgiven. The tax-equivalent adjustment, which accounts for income taxes saved on the interest earned on nontaxable securities and loans, was $0.7 million for the first quarter of 2021. Net interest income totaled $41.1 million for the first quarter of 2021 or 1% lower than the fourth quarter of 2020, and 8% higher than the first quarter of 2020.

CROSSFIRST BANKSHARES, INC.
Non-Interest Income
Non-interest income increased $2.1 million in the first quarter of 2021 or 99% compared to the same quarter of 2020 and increased $1.2 million or 41% compared to the fourth quarter of 2020. The Company continues to increase overall fee income commensurate with its customer growth. During the first quarter of 2021, the Company also recorded $2.3 million of credit card fees and increased service charge income by $.4 million from the same quarter in 2020, which were the primary drivers of non-interest income growth.

Non-Interest Expense
Non-interest expense for the first quarter of 2021 was $22.8 million, which increased 3% compared to the first quarter of 2020 and decreased 4% from the fourth quarter of 2020. Salaries and benefit costs were lower in the current quarter by $1.2 million compared to the prior quarter and $837 thousand lower than the same quarter in the prior year. During 2020, the Company optimized its staffing levels, which contributed to lower salaries and benefits costs for the first quarter of 2021. During the first quarter of 2021, the Company realized additional non-interest expense directly related to increased credit card processing costs, occupancy, and information technology expenditures. Overall, the Company continues to benefit from reduced travel, entertainment, and other discretionary spending as a result of the COVID-19 pandemic.

CrossFirst’s effective tax rate for the first quarter of 2021 was 19% as compared to 7% for the first quarter of 2020. The 2021 quarter-to-date income tax was impacted by a $10.8 million increase in income before income taxes that increased taxes at the statutory rate by $2.3 million. For both of the comparable periods, the Company continued to benefit from the tax-exempt municipal bond portfolio and bank-owned life insurance.

Balance Sheet Performance & Analysis
During the first quarter of 2021, total assets increased by $339 million or 6% compared to December 31, 2020 and $931 million or 18% since March 31, 2020. During the first quarter of 2021, total available-for-sale investment securities increased $31 million to $685 million compared to December 31, 2020, while the overall average for the first quarter was $697 million. The mortgage-backed securities had $40 million of pay downs for the quarter, which continues to be accelerated due to the low interest rate environment. The securities yields declined 7 basis points to a tax equivalent yield of 2.89% for the first quarter of 2021 compared to the prior quarter as a result of lower reinvestment yields. While the Company purchased $72 million in additional securities during the quarter, the Company still held more cash and cash equivalents on the balance sheet as a result of increased fiscal stimulus, economic conditions, and governmental relief, which increased overall liquidity.
Loan Growth Results
The Company experienced average quarter over quarter loan growth of 0.3%, but increased average loans 15% year-over-year from March 31, 2020. The Company began implementing the second round of PPP funding during the first quarter of 2021, which contributed to overall positive loan growth for the quarter. Loan yields decreased 6 basis points to 3.94% during the first quarter and declined 104 basis points over the last twelve months, commensurate with adjustable rate loan movements during 2020, competitive pricing from persistently low interest rates and related loan repricing.

(Dollars in millions)	1Q20	2Q20	3Q20	4Q20	1Q21	% of Total	QoQ Growth ($)	QoQ Growth (%)(1)	YoY Growth ($)	YoY Growth (%)(1)
Average loans (gross)
Commercial	$1,339	$1,381	$1,308	$1,367	$1,329	30%	$(38)	(3)%	$(10)	(1)%
Energy	412	404	393	381	351	8	(30)	(8)	(61)	(15)
Commercial real estate	1,034	1,115	1,169	1,194	1,183	26	(11)	(1)	149	14
Construction and land development	620	651	617	585	598	13	13	2	(22)	(4)
Residential real estate	455	517	583	664	688	15	24	4	233	51
Paycheck Protection Program	—	245	362	258	308	7	50	19	308	NA
Consumer	45	44	45	45	50	1	5	11	5	11
Total	$3,905	$4,357	$4,477	$4,494	$4,507	100%	$13	0.3%	$602	15%

Yield on loans for the period ending	4.98%	4.28%	3.90%	4.00%	3.94%
(1) Actual unrounded values are used to calculate the reported percent disclosed. Accordingly, recalculations using the amounts in millions as disclosed in this release may not produce the same amounts.

CROSSFIRST BANKSHARES, INC.
Deposit Growth & Other Borrowings
The Company experienced average quarter over quarter deposit growth of 6%, and increased average deposits 23% year-over-year from March 31, 2020. Deposit growth outpaced loan growth and resulted in a loan deposit ratio of 89% at the end of the quarter, compared to 95% at the end of the previous quarter, and 101% at the end of the same quarter in 2020. The deposit growth for the quarter was primarily driven by demand deposits, transaction deposits, and our money market accounts. While the Company continued to improve the overall cost of deposits, the additional fiscal stimulus, second round of PPP funding, and improving economy supported deposit growth, which resulted in additional liquidity. The Company's cost of interest bearing deposits declined 12 basis points during the first quarter of 2021, reflective of changes made to deposit pricing. Cost of interest bearing deposits have declined 112 basis points over the last twelve months primarily as a result of the lower interest rate environment.

(Dollars in millions)	1Q20	2Q20	3Q20	4Q20	1Q21	% of Total	QoQ Growth ($)	QoQ Growth (%)(1)	YoY Growth ($)	YoY Growth (%)(1)
Average deposits
Non-interest bearing deposits	$540	$746	$714	$732	$731	15%	$(1)	—%	$191	35%
Transaction deposits	341	414	460	575	717	15%	142	25%	376	110%
Savings and money market deposits	1,887	1,933	1,995	2,158	2,422	50%	264	12%	535	28%
Time deposits	1,166	1,195	1,175	1,087	972	20%	(115)	(11)%	(194)	(17)%
Total	$3,934	$4,288	$4,344	$4,552	$4,842	100%	$290	6%	$908	23%

Cost of deposits for the period ending	1.46%	0.79%	0.67%	0.58%	0.48%
Cost of interest-bearing deposits for the period ending	1.69%	0.95%	0.80%	0.69%	0.57%
(1) Actual unrounded values are used to calculate the reported percent disclosed. Accordingly, recalculations using the amounts in millions as disclosed in this release may not produce the same amounts.

At March 31, 2021, other borrowings totaled $287 million, as compared to $296 million at December 31, 2020, and $443 million at March 31, 2020.

CROSSFIRST BANKSHARES, INC.

Asset Quality Position
Credit quality metrics generally improved during the first quarter of 2021, but remained elevated as the Company added $7.5 million to the allowance for loan loss due to changes in risk factors, charge-off activity, and the continued economic uncertainty related to the COVID-19 pandemic. While the Company currently believes the reserve is reflective of the risk in the portfolio, there may be cases where the borrowers or specific impairments related to COVID-19 may have not yet been identified.

Net charge-offs were $8.2 million for the first quarter of 2021 as compared to net charge-offs of $11.6 million for the fourth quarter of 2020. The charge-offs for the quarter were primarily related to commercial and industrial credits that subsequently reduced classified assets for the quarter. Nonperforming assets to total assets decreased to 1.15% from the previous quarter primarily from loan specific upgrades in hospitality that were impacted by the pandemic. The following table provides information regarding asset quality.

Asset quality (Dollars in millions)	1Q20	2Q20	3Q20	4Q20	1Q21
Non-accrual loans	$26.3	$37.5	$75.6	$75.1	$63.3
Other real estate owned	3.6	2.5	2.3	2.3	2.3
Nonperforming assets	29.9	40.3	82.2	78.4	68.9
Loans 90+ days past due and still accruing	—	0.2	4.3	1.0	3.2
Loans 30 - 89 days past due	19.5	34.9	45.4	18.1	11.0
Net charge-offs (recoveries)	19.4	1.3	6.0	11.6	8.2

Asset quality metrics (%)	1Q20	2Q20	3Q20	4Q20	1Q21
Nonperforming assets to total assets	0.59%	0.74%	1.49%	1.39%	1.15%
Allowance for loan loss to total loans	1.29	1.61	1.70	1.70	1.65
Allowance for loan loss to nonperforming loans	196	189	95	99	112
Net charge-offs (recoveries) to average loans(1)	2.00	0.12	0.54	1.03	0.74
Provision to average loans(1)	1.44	1.94	0.97	0.96	0.67
Classified Loans / (Total Capital + ALLL)	15.8	34.9	43.2	40.9	38.2
(1) Interim periods annualized.

Depending upon the future impact of the COVID-19 pandemic, we may continue to have elevated provisioning to ensure the reserves accurately reflect the overall risk in the portfolio. The future impact of the pandemic is highly uncertain and cannot be fully predicted. The extent of the impact on our customers and, in turn, on our business and operations, will depend on future developments, including actions taken to contain the pandemic. To the extent the pandemic continues to decrease economic activity for an extended time period, we expect our business and operations will be further negatively impacted. Customers may continue to seek additional loan modifications or restructurings, or we may experience additional adverse movement in risk classifications, any of which could potentially result in the need to adjust the total allowance for loan losses.

Capital Position
At March 31, 2021, stockholders' equity totaled $629 million, or $12.17 per share, compared to $624 million, or $12.08 per share, at December 31, 2020. Tangible common equity was $629 million and tangible book value per share was $12.16 at March 31, 2021, compared to tangible common equity of $624 million and tangible book value per common share of $12.08 at December 31, 2020.
The ratio of common equity Tier 1 capital to risk-weighted assets was approximately 12% and the total capital to risk-weighted assets was approximately 13% at March 31, 2021. The Company remains well-capitalized.

Conference Call and Webcast
CrossFirst will hold a conference call and webcast to discuss first quarter 2021 results on Thursday, April 22, 2021, at 4 p.m. CDT / 5 p.m. EDT. The conference call and webcast may also include discussion of Company developments, forward-looking statements and other material information about business and financial matters. Investors, news media, and other participants should register for the call or audio webcast at https://investors.CrossFirstBankshares.com. Participants may dial into the call toll-free at (877) 621-5851 from anywhere in the U.S. or (470) 495-9492 internationally, using conference ID no. 6051667. Participants are encouraged to dial into the call or access the webcast approximately 10 minutes prior to the start time.

A replay of the webcast will be available on the Company's website. A replay of the conference call will be available two hours following the close of the call until April 29, 2021, accessible at (855) 859-2056 with conference ID no. 6051667.

Cautionary Notice about Forward-Looking Statements
The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company’s Quarterly Report on Form 10-Q is filed. This earnings release contains forward-looking statements. These forward-looking statements reflect the Company's current views with respect to, among other things, future events and its financial performance. Any statements about management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements.
Accordingly, the Company cautions you that any such forward-looking statements are not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors. Such factors include, without limitation, those listed from time to time in reports that the Company files with the Securities and Exchange Commission as well as the uncertain impact of the COVID-19 pandemic. These forward-looking statements are made as of the date of this communication, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by law.

About CrossFirst
CrossFirst Bankshares, Inc., is a Kansas corporation and a registered bank holding company for its wholly owned subsidiary CrossFirst Bank, which is headquartered in Leawood, Kansas. CrossFirst Bank has eight full-service banking offices primarily along the I-35 corridor in Kansas, Missouri, Oklahoma and Texas.

Unaudited Financial Tables

◦Table 1. Consolidated Balance Sheets
◦Table 2. Consolidated Statements of Income
◦Table 3. 2020 - 2021 Quarterly Analysis of Changes in Net Interest Income
◦Table 4. Linked Quarterly Analysis of Changes in Net Interest Income
◦Table 5. Non-GAAP Financial Measures

CROSSFIRST BANKSHARES, INC.
TABLE 1. CONSOLIDATED BALANCE SHEETS

	December 31, 2020	March 31, 2021
		(unaudited)
	(Dollars in thousands)
Assets
Cash and cash equivalents	$408,810	$630,787
Available-for-sale securities - taxable	177,238	192,031
Available-for-sale securities - tax-exempt	477,350	493,423
Loans, net of allowance for loan losses of $75,295 and $74,551 at December 31, 2020 and March 31, 2021, respectively	4,366,602	4,434,049
Premises and equipment, net	70,509	69,270
Restricted equity securities	15,543	14,080
Interest receivable	17,236	17,987
Foreclosed assets held for sale	2,347	2,347
Bank-owned life insurance	67,498	67,914
Other	56,170	76,186
Total assets	$5,659,303	$5,998,074
Liabilities and stockholders’ equity
Deposits
Noninterest bearing	$718,459	$794,559
Savings, NOW and money market	2,932,799	3,325,220
Time	1,043,482	931,791
Total deposits	4,694,740	5,051,570
Federal funds purchased and repurchase agreements	2,306	3,294
Federal Home Loan Bank advances	293,100	283,100
Other borrowings	963	974
Interest payable and other liabilities	43,766	30,302
Total liabilities	5,034,875	5,369,240
Stockholders’ equity
Common stock, $0.01 par value:
authorized - 200,000,000 shares, issued - 52,289,129 and 52,376,779 shares at December 31, 2020 and March 31, 2021, respectively	523	523
Treasury stock, at cost:
609,613 and 698,110 shares held at December 31, 2020 and March 31, 2021, respectively	(6,061)	(7,113)
Additional paid-in capital	522,911	523,156
Retained earnings	77,652	89,722
Accumulated other comprehensive income	29,403	22,546
Total stockholders’ equity	624,428	628,834
Total liabilities and stockholders’ equity	$5,659,303	$5,998,074

CROSSFIRST BANKSHARES, INC.
    TABLE 2. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
	March 31,
	2020	2021
	(Dollars in thousands except per share data)
Interest Income
Loans, including fees	$48,339	$43,758
Available for sale securities - Taxable	1,774	751
Available for sale securities - Tax-exempt	3,312	3,351
Deposits with financial institutions	491	128
Dividends on bank stocks	292	165
Total interest income	54,208	48,153
Interest Expense
Deposits	14,272	5,728
Fed funds purchased and repurchase agreements	62	1
Advances from Federal Home Loan Bank	1,611	1,283
Other borrowings	35	24
Total interest expense	15,980	7,036
Net Interest Income	38,228	41,117
Provision for Loan Losses	13,950	7,500
Net Interest Income after Provision for Loan Losses	24,278	33,617
Non-Interest Income
Service charges and fees on customer accounts	508	957
Gain on sale of available for sale securities	393	10
Income from bank-owned life insurance	456	416
Swap fees and credit valuation adjustments, net	(9)	155
ATM and credit card interchange income	485	2,328
Other non-interest income	254	278
Total non-interest income	2,087	4,144
Non-Interest Expense
Salaries and employee benefits	14,390	13,553
Occupancy	2,085	2,494
Professional fees	671	782
Deposit insurance premiums	1,016	1,151
Data processing	692	716
Advertising	500	303
Software and communication	876	1,065
Foreclosed assets, net	10	50
Other non-interest expense	1,975	2,704
Total non-interest expense	22,215	22,818
Net Income Before Taxes	4,150	14,943
Income tax expense	293	2,908
Net Income	3,857	12,035
Basic Earnings Per Share	$0.07	$0.23
Diluted Earnings Share	$0.07	$0.23

CROSSFIRST BANKSHARES, INC.
TABLE 3. 2020 - 2021 QUARTERLY ANALYSIS OF CHANGES IN NET INTEREST INCOME (UNAUDITED)

	Three Months Ended
	March 31,
	2020			2021
	Average Balance	Interest Income / Expense	Average Yield / Rate(3)	Average Balance	Interest Income / Expense	Average Yield / Rate(3)
	(Dollars in thousands)
Interest-earning assets:
Securities - taxable	$308,671	$2,066	2.69%	$217,231	$916	1.71%
Securities - tax-exempt(1)	451,443	4,007	3.57	479,953	4,055	3.43
Federal funds sold	4,136	18	1.74	—	—	—
Interest-bearing deposits in other banks	158,044	473	1.20	452,305	128	0.11
Gross loans, net of unearned income(2) (3)	3,905,005	48,339	4.98	4,506,843	43,758	3.94
Total interest-earning assets(1)	4,827,299	$54,903	4.57%	5,656,332	$48,857	3.50%
Allowance for loan losses	(57,627)			(78,371)
Other non-interest-earning assets	205,859			220,206
Total assets	$4,975,531			$5,798,167
Interest-bearing liabilities
Transaction deposits	$341,497	$865	1.02%	$716,763	$364	0.21%
Savings and money market deposits	1,886,785	6,735	1.44	2,421,765	2,388	0.40
Time deposits	1,165,800	6,672	2.30	972,006	2,976	1.24
Total interest-bearing deposits	3,394,082	14,272	1.69	4,110,534	5,728	0.57
FHLB and short-term borrowings	391,143	1,673	1.72	290,187	1,284	1.79
Trust preferred securities, net of fair value adjustments	923	35	14.69	965	24	9.96
Non-interest-bearing deposits	540,318	—	—	731,472	—	—
Cost of funds	4,326,466	$15,980	1.49%	5,133,158	$7,036	0.56%
Other liabilities	36,106			39,134
Total stockholders' equity	612,959			625,875
Total liabilities and stockholders' equity	$4,975,531			$5,798,167
Net interest income(1)		$38,923			$41,821
Net interest spread(1)			3.08%			2.94%
Net interest margin(1)			3.24%			3.00%

(1) Tax exempt income is calculated on a tax equivalent basis. Tax-free municipal securities are exempt from federal income taxes. The incremental income tax rate used is 21.0%.
(2) Average gross loan balances include non-accrual loans.
(3) Actual unrounded values are used to calculate the reported yield or rate disclosed. Accordingly, recalculations using the amounts in thousands as disclosed in this release may not produce the same amounts.

CROSSFIRST BANKSHARES, INC.

QUARTER-TO-DATE VOLUME & RATE VARIANCE TO NET INTEREST INCOME (UNAUDITED)
	Three Months Ended
	March 31, 2021 over 2020
	Average Volume	Yield/Rate	Net Change(2)
	(Dollars in thousands)
Interest Income
Securities - taxable	$(511)	$(639)	$(1,150)
Securities - tax-exempt(1)	246	(198)	48
Federal funds sold	(18)	—	(18)
Interest-bearing deposits in other banks	344	(689)	(345)
Gross loans, net of unearned income	6,781	(11,362)	(4,581)
Total interest income(1)	6,842	(12,888)	(6,046)
Interest Expense
Transaction deposits	510	(1,011)	(501)
Savings and money market deposits	1,520	(5,867)	(4,347)
Time deposits	(973)	(2,723)	(3,696)
Total interest-bearing deposits	1,057	(9,601)	(8,544)
FHLB and short-term borrowings	(444)	55	(389)
Trust preferred securities, net of fair value adjustments	1	(12)	(11)
Total interest expense	614	(9,558)	(8,944)
Net interest income(1)	$6,228	$(3,330)	$2,898

(1) Tax exempt income is calculated on a tax equivalent basis. Tax-free municipal securities are exempt from federal income taxes. The incremental income tax rate used is 21.0%.
(2) The change in interest not due solely to volume or rate has been allocated in proportion to the respective absolute dollar amounts of the change in volume or rate.

CROSSFIRST BANKSHARES, INC.
TABLE 4. LINKED QUARTERLY ANALYSIS OF CHANGES IN NET INTEREST INCOME (UNAUDITED)

	Three Months Ended
	December 31, 2020			March 31, 2021
	Average Balance	Interest Income / Expense	Average Yield / Rate(3)	Average Balance	Interest Income / Expense	Average Yield / Rate(3)
	(Dollars in thousands)
Interest-earning assets:
Securities - taxable	$215,348	$1,075	1.99%	$217,231	$916	1.71%
Securities - tax-exempt(1)	458,651	3,939	3.42	479,953	4,055	3.43
Federal funds sold	—	—	—	—	—	—
Interest-bearing deposits in other banks	208,650	56	0.11	452,305	128	0.11
Gross loans, net of unearned income(2) (3)	4,493,806	45,147	4.00	4,506,843	43,758	3.94
Total interest-earning assets(1)	5,376,455	$50,217	3.71%	5,656,332	$48,857	3.50%
Allowance for loan losses	(80,770)			(78,371)
Other non-interest-earning assets	227,511			220,206
Total assets	$5,523,196			$5,798,167
Interest-bearing liabilities
Transaction deposits	$574,811	$306	0.21%	$716,763	$364	0.21%
Savings and money market deposits	2,158,044	2,344	0.43	2,421,765	2,388	0.40
Time deposits	1,086,825	3,960	1.45	972,006	2,976	1.24
Total interest-bearing deposits	3,819,680	6,610	0.69	4,110,534	5,728	0.57
FHLB and short-term borrowings	304,923	1,363	1.78	290,187	1,284	1.79
Trust preferred securities, net of fair value adjustments	954	24	9.97	965	24	9.96
Non-interest-bearing deposits	732,028	—	—	731,472	—	—
Cost of funds	4,857,585	$7,997	0.65%	5,133,158	$7,036	0.56%
Other liabilities	45,115			39,134
Total stockholders' equity	620,496			625,875
Total liabilities and stockholders' equity	$5,523,196			$5,798,167
Net interest income(1)		$42,220			$41,821
Net interest spread(1)			3.06%			2.94%
Net interest margin(1)			3.12%			3.00%

(1) Tax exempt income is calculated on a tax equivalent basis. Tax-free municipal securities are exempt from Federal taxes. The incremental tax rate used is 21.0%.
(2) Average gross loan balances include nonaccrual loans.
(3) Actual unrounded values are used to calculate the reported yield or rate disclosed. Accordingly, recalculations using the amounts in thousands as disclosed in this release may not produce the same amounts.

CROSSFIRST BANKSHARES, INC.

LINKED QUARTER VOLUME & RATE VARIANCE TO NET INTEREST INCOME (UNAUDITED)
	Three Months Ended
	March 31, 2021 over December 31, 2020
	Average Volume	Yield/Rate	Net Change(2)
	(Dollars in thousands)
Interest Income
Securities - taxable	$3	$(162)	$(159)
Securities - tax-exempt(1)	109	7	116
Federal funds sold	—	—	—
Interest-bearing deposits in other banks	72	—	72
Gross loans, net of unearned income	(10)	(1,379)	(1,389)
Total interest income(1)	174	(1,534)	(1,360)
Interest Expense
Transaction deposits	58	—	58
Savings and money market deposits	231	(187)	44
Time deposits	(415)	(569)	(984)
Total interest-bearing deposits	(126)	(756)	(882)
FHLB and short-term borrowings	(84)	5	(79)
Trust preferred securities, net of fair value adjustments	—	—	—
Total interest expense	(210)	(751)	(961)
Net interest income(1)	$384	$(783)	$(399)

(1) Tax exempt income is calculated on a tax equivalent basis. Tax-free municipal securities are exempt from Federal taxes. The incremental tax rate used is 21.0%.
(2) The change in interest not due solely to volume or rate has been allocated in proportion to the respective absolute dollar amounts of the change in volume or rate.

CROSSFIRST BANKSHARES, INC.
TABLE 5. NON-GAAP FINANCIAL MEASURES

Non-GAAP Financial Measures
In addition to disclosing financial measures determined in accordance with GAAP, the Company discloses non-GAAP financial measures in this release. The Company believes that the non-GAAP financial measures presented in this release reflect industry conventions, or standard measures within the industry, and provide useful information to the Company's management, investors and other parties interested in the Company's operating performance. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use in this release, but these measures may not be synonymous to similar measurement terms used by other companies.

CrossFirst provides reconciliations of these non-GAAP measures below. The measures used in this release include the following:
•We calculate "return on average tangible common equity" as net income (loss) available to common stockholders divided by average tangible common equity. Average tangible common equity is calculated as average common equity less average goodwill and intangibles and average preferred equity. The most directly comparable GAAP measure is return on average common equity.
•We calculate ‘‘non-GAAP core operating income (loss)’’ as net income (loss) adjusted to remove non-recurring or non-core income and expense items related to:

▪Goodwill impairment - We performed an interim review of goodwill as of June 30, 2020. The book value of goodwill exceeded its fair market value and resulted in a full $7.4 million impairment.

The most directly comparable GAAP financial measure for non-GAAP core operating income (loss) is net income (loss).
•We calculate "Non-GAAP core operating return on average assets" as non-GAAP core operating income (loss) (as defined above) divided by average assets. The most directly comparable GAAP financial measure is return on average assets, which is calculated as net income (loss) divided by average assets.
•We calculate ‘‘non-GAAP core operating return on average common equity’’ as non-GAAP core operating income (as defined above) less preferred dividends divided by average common equity. The most directly comparable GAAP financial measure is return on average common equity, which is calculated as net income less preferred dividends divided by average common equity.
•We calculate "tangible common stockholders' equity" as total stockholders' equity less goodwill and intangibles and preferred equity. The most directly comparable GAAP measure is total stockholders' equity.
•We calculate ‘‘tangible book value per share’’ as tangible common stockholders' equity (as defined above) divided by the total number of shares outstanding. The most directly comparable GAAP measure is book value per share.
•We calculate "non-GAAP core operating efficiency ratio - fully tax equivalent (FTE)" as non-interest expense adjusted to remove non-recurring, or non-core, non-interest expenses as defined above under non-GAAP core operating income (loss) divided by net interest income on a fully tax-equivalent basis plus non-interest income adjusted to remove non-recurring, or non-core, non-interest income as defined above under non-GAAP core operating income. The most directly comparable financial measure is the efficiency ratio.
•We calculate "non-GAAP pre-tax pre-provision profit" as net income (loss) before taxes plus the provision for loan losses.

	Quarter Ended
	03/31/2020	06/30/2020	09/30/2020	12/31/2020	03/31/2021
	(Dollars in thousands)
Non-GAAP Return on average tangible common equity:
Net income (loss) available to common stockholders	$3,857	$(7,356)	$8,006	$8,094	$12,035
Average common equity	612,959	611,466	613,910	620,496	625,875
Less: average goodwill and intangibles	7,683	7,576	238	218	199
Average tangible common equity	605,276	603,890	613,672	620,278	625,676
Return on average common equity	2.53%	(4.84)%	5.19%	5.19%	7.80%
Non-GAAP Return on average tangible common equity	2.56%	(4.90)%	5.19%	5.19%	7.80%

CROSSFIRST BANKSHARES, INC.

	Quarter Ended
	03/31/2020	06/30/2020	09/30/2020	12/31/2020	03/31/2021
	(Dollars in thousands)
Non-GAAP core operating income:
Net income (loss)	$3,857	$(7,356)	$8,006	$8,094	$12,035
Add: Goodwill impairment(1)	—	7,397	—	—	—
Non-GAAP core operating income	$3,857	$41	$8,006	$8,094	$12,035

(1) No tax effect.

	Quarter Ended
	03/31/2020	06/30/2020	09/30/2020	12/31/2020	03/31/2021
	(Dollars in thousands)
Non-GAAP core operating return on average assets:
Net income (loss)	$3,857	$(7,356)	$8,006	$8,094	$12,035
Non-GAAP core operating income	3,857	41	8,006	8,094	12,035
Average assets	$4,975,531	$5,441,513	$5,486,252	$5,523,196	$5,798,167
Return on average assets	0.31%	(0.54)%	0.58%	0.58%	0.84%
Non-GAAP core operating return on average assets	0.31%	—%	0.58%	0.58%	0.84%

	Quarter Ended
	03/31/2020	06/30/2020	09/30/2020	12/31/2020	03/31/2021
	(Dollars in thousands)
Non-GAAP core operating return on common equity:
Net income (loss)	$3,857	$(7,356)	$8,006	$8,094	$12,035
Non-GAAP core operating income	3,857	41	8,006	8,094	12,035
Average common equity	$612,959	$611,466	$613,910	$620,496	$625,875
Return on average common equity	2.53%	(4.84)%	5.19%	5.19%	7.80%
Non-GAAP core operating return on common equity	2.53%	0.03%	5.19%	5.19%	7.80%

	Quarter Ended
	03/31/2020	06/30/2020	09/30/2020	12/31/2020	03/31/2021
	(Dollars in thousands except per share data)
Tangible common stockholders' equity:
Total stockholders' equity	$611,946	$608,092	$617,883	$624,428	$628,834
Less: goodwill and other intangible assets	7,669	247	227	208	188
Tangible common stockholders' equity	$604,277	$607,845	$617,656	$624,220	$628,646
Tangible book value per share:
Tangible common stockholders' equity	$604,277	$607,845	$617,656	$624,220	$628,646
Shares outstanding at end of period	52,098,062	52,167,573	52,195,778	51,679,516	51,678,669
Book value per share	$11.75	$11.66	$11.84	$12.08	$12.17
Tangible book value per share	$11.60	$11.65	$11.83	$12.08	$12.16

	Quarter Ended
	03/31/2020	06/30/2020	09/30/2020	12/31/2020	03/31/2021
	(Dollars in thousands)
Non-GAAP Core Operating Efficiency Ratio - Fully Tax Equivalent (FTE)
Non-interest expense	$22,215	$31,010	$23,011	$23,732	$22,818
Less: goodwill impairment	—	7,397	—	—	—
Adjusted Non-interest expense (numerator)	$22,215	$23,613	$23,011	$23,732	$22,818

CROSSFIRST BANKSHARES, INC.

	Quarter Ended
	03/31/2020	06/30/2020	09/30/2020	12/31/2020	03/31/2021
	(Dollars in thousands)
Net interest income	38,228	41,157	39,327	41,537	41,117
Tax equivalent interest income(1)	695	685	669	683	704
Non-interest income	2,087	2,634	4,063	2,949	4,144
Total tax-equivalent income (denominator)	$41,010	$44,476	$44,059	$45,169	$45,965
Efficiency Ratio	55.10%	70.81%	53.03%	53.35%	50.41%
Non-GAAP Core Operating Efficiency Ratio - Fully Tax Equivalent (FTE)	54.17%	53.09%	52.23%	52.54%	49.64%
(1) Tax exempt income (tax-free municipal securities) is calculated on a tax equivalent basis. The incremental tax rate used is 21.0%.

	Quarter Ended
	03/31/2020	06/30/2020	09/30/2020	12/31/2020	03/31/2021
	(Dollars in thousands)
Non-GAAP Pre-Tax Pre-Provision Profit
Net income (loss) before taxes	$4,150	$(8,219)	$9,504	$9,879	$14,943
Add: Provision for loan losses	13,950	21,000	10,875	10,875	7,500
Non-GAAP Pre-Tax Pre-Provision Profit	$18,100	$12,781	$20,379	$20,754	$22,443